Technical Committee Charter

The Board of Directors (the "Board") of Constitution Mining Corp. (the "Company") has established the Technical Committee (the “Committee”) to provide scientific and technical advice to the Board and management to ensure all Company reporting on mineral exploration and development is consistent with industry and market standards.

Responsibilities of the Technical Committee

The principal responsibilities of the Committee are as follows:

1)	Establish and oversee the Company’s Technical Committee Policy and if appropriate recommend changes to the Board of Directors;

2)	Advise on technical issues that affect the reporting requirements of various regulatory agencies;

3)	Review internal reports, press releases and other information that may be used for public disclosure of technical information;

4)	Mineral resource/reserve information, feasibility studies, reports prepared by outside consultants and other technical information;

5)	Investigation and acquisition of new mineral projects; and

6)	Advise on use of outside consultants and other third-party contractors.

Organization

The Committee shall consist of no fewer than three members. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board of Directors and may be removed by the Board of Directors at any time. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors, and the Board of Directors shall designate, the Chairman of the Committee.

Chair

The Board may remove or replace the chairperson and any other member of the Committee at any time by the affirmative vote of a majority of the members of the Board.

In carrying out such responsibilities, the Committee shall have the power and authority to retain such consultants, outside counsel and other advisors as the Committee may deem appropriate and shall have the sole authority to approve the fees and other terms of engagement.

Procedures

1)
Meetings.  The chairperson of the Committee, in consultation with the other members of the Committee, will determine the frequency and length of the Committee meetings, provided, however, that the Committee shall meet at least once annually.  The chairperson of the Committee, in consultation with the appropriate members of the Committee and management, will develop the Committee’s Agenda.

2)
Quorum and Approval.  A majority of the members of the Committee shall constitute a quorum.  The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present.  The Committee may also act by unanimous written consent in lieu of a meeting.

3)
Rules.  The Committee may determine additional rules and procedures, including designation of a chairperson pro tempore in the absence of the chairperson and designation of a secretary of the Committee at any meeting thereof.

4)	Minutes. The Committee shall keep minutes of its meetings which shall be submitted to the Board.

5)
Resources and Authority.  The Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes and responsibilities of the Committee.  The Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.  The Committee shall have the resources and authority to discharge its responsibilities, including the authority, to the extent it deems necessary or appropriate, to retain independent financial, legal or other advisors.  The Company shall provide funding, as determined by the Committee, for payment of compensation to any independent advisors or administrative support employed by the Committee.

Charter Approval

This charter was approved by the Board of Directors on September 16, 2008.